                            Amendment to the By-Laws
                                       of
             Warburg, Pincus/CSFB GLOBAL NEW TECHNOLOGIES FUND, INC.



Pursuant to Article VIII of the By-Laws of Warburg, Pincus/CSFB Global New Technologies Fund, Inc., the name has changed to Warburg, Pincus Global New Technologies Fund, Inc.

Dated the 21st day of November, 2000